102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR BANK, N.A. REPORTS THIRD QUARTER 2025 NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.11 PER DILUTED SHARE AND ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.07 PER DILUTED SHARE

•C&I LOANS INCREASED $448 MILLION OR 3% FROM PRIOR QUARTER AS NEW LOAN ORIGINATIONS ROSE 41% OR $1.7 BILLION AND NEW COMMITMENTS GREW 26% OR $2.4 BILLION

•NET INTEREST MARGIN IMPROVES FOR A THIRD CONSECUTIVE QUARTER, UP 10 BASIS POINTS QUARTER-OVER-QUARTER TO 1.91%

•OPERATING EXPENSES REMAIN WELL CONTROLLED, UP 1% ON A GAAP BASIS AND DOWN 1% ON AN ADJUSTED BASIS COMPARED TO PRIOR QUARTER AND DOWN APPROXIMATELY 28% AND 30% ON A GAAP AND ADJUSTED BASIS, RESPECTIVELY, OR $800 MILLION ANNUALIZED COMPARED TO PRIOR YEAR

•CRE PAR PAYOFFS OF $1.3 BILLION INCLUDING 42% IN SUBSTANDARD LOANS FURTHER REDUCING OVERALL CRE EXPOSURE

•PROVISION FOR CREDIT LOSSES DECREASED 41% COMPARED TO PRIOR QUARTER AS CREDIT QUALITY SHOWING SIGNS OF STABILIZATION AND NET CHARGE-OFFS DECREASE 38%

•CAPITAL AT OR ABOVE PEER LEVELS AND LIQUIDITY POSITION REMAINS STRONG

•CLOSED HOLDING COMPANY REORGANIZATION ON OCTOBER 17th WHICH WILL SIMPLIFY OUR CORPORATE STRUCTURE, REDUCE REGULATORY BURDEN, AND LOWER OPERATING EXPENSES

Third Quarter 2025 Summary

Asset Quality	Loans and Deposits

•Criticized/Classified loans declined $2.8 billion or 19% since December 31, 2024
•CRE par pay-offs totaled $1.3 billion, comprised of 42% substandard loans
•Total ACL of $1,128 million or 1.80% of total loans HFI Multi-family ACL coverage of 1.83%
•Multi-family ACL coverage for rent-regulated units equal to or greater than 50% of 3.05%
•NCOs decline $44 million or 38% compared to Q2'25; NCOs to average loans improves to 0.46% from 0.72%
•Non-accrual loans rose a modest $88 million or 3% compared to Q2'25

•Continued momentum in C&I lending with overall portfolio growth of 3% vs. Q2'25
•Strategic focus areas grew 28% compared to Q2'25
•New commitments of $2.4 billion, up 26% vs. Q2'25
•New originations of $1.7 billion, up 41% vs. Q2'25

•CRE exposure down $1.9 billion or 5% compared to Q2'25
•Multi-family loans down $1.5 billion or 5% compared to Q2'25
•CRE loans declined $473 million or 4% compared to Q2'25
•A $6.1 billion year-to-date run-off in brokered deposits drove the decline in total deposits

Capital	Profitability
•CET1 capital ratio improved to 12.45%, at or above peer group levels •Book value per common share of $18.30 •Tangible book value per share of $17.32

•PPNR, as adjusted, was $15 million compared to $9 million in Q2'25
•NIM increased 10 basis points to 1.91% compared to Q2'25
•Total non-interest expenses were $522 million, up $9 million or 2% compared to Q2'25
•Adjusted operating expenses of $457 million, down 1% compared to Q2'25 and down approximately 30% or $800 million on an annualized basis year-over-year

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

Effective October 17, 2025, Flagstar Bank, N.A. (the "Bank") became the successor reporting company to Flagstar Financial, Inc. (the "Company"), pursuant to an internal corporate reorganization to eliminate the Bank's holding company structure (the "Reorganization"). In connection with the completion of the Reorganization, the Company was merged with and into the Bank, with the Bank continuing as the surviving entity. Unless otherwise noted, the financial statements and supplemental financial information contained in this earnings release for all periods prior to the completion of the Reorganization refer to the Company, which was the parent holding company for the Bank prior to the completion of the Reorganization.

Hicksville, N.Y., October 24, 2025 – Flagstar Bank, N.A. (NYSE: FLG), today reported results for the three- and nine-months ended September 30, 2025. On an adjusted basis third quarter 2025 operating trends and diluted earnings per share were substantially better than both the previous quarter and the third quarter of 2024. The third quarter 2025 net loss was $36 million compared to a net loss of $70 million for the second quarter 2025 and compared to a net loss of $280 million in third quarter 2024.

The net loss attributable to common stockholders for the third quarter 2025 was $45 million, or $0.11 per diluted share, compared to a net loss attributable to common stockholders of $78 million, or $0.19 per diluted share for the second quarter 2025, a 44% improvement and compared to a net loss attributable to common stockholders of $289 million, or $0.79 per diluted share for the third quarter 2024, an 86% improvement.

For the nine months ended September 30, 2025, the Company reported a net loss of $206 million compared to a net loss of $930 million for the nine months ended September 30, 2024. The net loss attributable to common stockholders for the nine months ended September 30, 2025 was $231 million or $0.56 per diluted share compared to a net loss attributable to common stockholders for the nine months ended September 30, 2024 of $957 million or $3.16 per diluted share.

CEO COMMENTARY

Commenting on the Company's third quarter 2025 performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, "Our third-quarter 2025 performance provides further evidence that we are successfully executing on each of our strategic priorities, which we first outlined during the first quarter of last year. Our operating results improved significantly during the quarter as key balance sheet and income statement metrics continue to trend positively.

"From an earnings perspective, our adjusted net loss in the third quarter narrowed substantially compared to the prior quarter, while our pre-provision net revenue continues to trend higher, which we expect will put the Bank on the path to profitability.

"In addition to the earnings improvement, we exhibited other positive trends during the quarter highlighted by strong growth in C&I lending, a higher net interest margin, and well controlled operating expenses, while our problem loans continued to decrease, and we further reduced our commercial real estate exposure.

"We made tremendous progress over the past year in building our C&I business and are extremely pleased with the results to date. During the third quarter, the momentum in C&I lending accelerated, driven by our two primary growth areas - Specialized Industries and Corporate and Regional Commercial Banking. These two areas delivered double-digit loan growth of 28% compared to the second quarter which led to positive overall growth in the C&I portfolio of $448 million or 3%, the first quarter of growth in over a year.

"Our net interest margin increased 10 basis points during the current quarter and has now improved for three consecutive quarters, as we proactively managed retail deposit costs lower and paid off higher cost brokered deposits.

"We also experienced strong par payoffs in the multi-family and commercial real estate portfolios, which contributed to a further decline in criticized and classified loans. On a year-to-date basis, total criticized and classified loans are down $2.8 billion or 19%.

"We also completed our holding company reorganization on October 17th, after receiving all necessary regulatory and shareholder approvals. As a result of this reorganization, Flagstar Financial Inc. was ultimately merged with and into Flagstar Bank, N.A., with Flagstar Bank, N.A. as the surviving entity. This reorganization simplifies our corporate structure, reduces our regulatory burden, and lowers operating expenses. As always, we remain focused on executing our strategic plan, including transforming Flagstar into a top-performing regional bank, creating a customer-centric culture firmly grounded in relationships, and effectively managing risk to drive long-term value."

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

BALANCE SHEET SUMMARY AS OF SEPTEMBER 30, 2025

At September 30, 2025, total assets were $91.7 billion, down $0.6 billion or 1% versus June 30, 2025 and down $8.5 billion or 8% versus December 31, 2024. The linked-quarter decrease was the result of lower total loans and leases, Held-for-Investment ("HFI") balances, offset by slightly higher levels of cash and cash equivalents and Available-for-Sale ("AFS") securities, while deposits declined modestly and borrowed funds were unchanged. Compared to year-end 2024, the decrease was driven by lower total loans and leases HFI balances and cash and cash equivalent balances, offset by higher AFS securities balances, while both deposits and borrowed funds declined. The decrease in total loans and leases HFI for both periods is due to the Bank's strategy to reduce its exposure to multi-family and commercial real estate ("CRE") loans, while the increase in AFS securities is due to the redeployment of excess cash into higher yielding assets. Total loans Held-for-Sale increased $216 million or 68% to $535 million compared to June 30, 2025, but declined $364 million or 40% compared to December 31, 2024. AFS securities rose $0.2 billion or 2% to $15.1 billion on a linked-quarter basis and are up $4.7 billion or 45% since year-end 2024.

Total loans and leases HFI at September 30, 2025 were $62.7 billion, down $1.5 billion or 2% on a linked-quarter basis and down $5.6 billion or 8% versus December 31, 2024. The multi-family loan portfolio declined $1.5 billion or 5% to $30.5 billion on a linked-quarter basis and declined $3.6 billion or 11% versus December 31, 2024. The CRE portfolio decreased $473 million or 4% on a linked-quarter basis to $10.2 billion and declined $1.7 billion or 14% versus December 31, 2024. Both the linked-quarter and year-to date declines were mainly driven by par payoffs. During the third quarter, par payoffs totaled $1.3 billion compared to par payoffs of $1.5 billion in the previous quarter, while on a year-to-date basis, par payoffs totaled $3.6 billion.

Third-quarter 2025 marked another strong quarter of production from the Bank's new C&I lending teams within our two primary growth areas - Specialized Industries Lending and Corporate and Regional Commercial Banking, which grew $1.1 billion or 28% compared to the prior quarter. Overall, C&I loans grew $448 million or 3% on a linked-quarter basis to $14.9 billion while they declined $502 million or 3% versus December 31, 2024.

During the third quarter, new credit commitments increased to $2.4 billion, up 26% compared to $1.9 billion in the second quarter and up 201% compared to $789 million in the fourth quarter of 2024. Of this amount, we funded $1.7 billion during the third quarter, up 41% compared to $1.2 billion in the second quarter and up 214% compared to $542 million in the fourth quarter of 2024. Our primary growth areas on a combined basis had total commitments of $2.1 billion up $748 million or 57% compared to the second quarter; total fundings from these two areas during the third quarter were $1.4 billion, up $595 million or 73% compared to the second quarter.

Total deposits at September 30, 2025 were $69.2 billion, a $0.6 billion or 1% linked-quarter decrease and $6.7 billion or 9% decrease versus December 31, 2024. Both the quarter-over-quarter and year-to-date decreases were mainly due to a decline in certificates of deposits ("CDs").

During the third quarter, CDs decreased $1.8 billion or 8% to $22.4 billion on a linked-quarter basis and decreased $5.0 billion or 18% versus December 31, 2024. Both the linked-quarter and year-to-date declines in CDs were primarily driven by a decline in brokered CDs, as part of the Company's strategy to reduce higher cost funding. During the third quarter, the Company paid off $2.0 billion in brokered CDs at a weighted average cost of 5.08%. On a year-to-date basis, the Company reduced brokered deposits by $6.1 billion with a weighted average cost of 4.91%. This led to a 13 basis point quarter-over-quarter improvement in the cost of deposits.

NET INCOME (LOSS) | NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

On an as adjusted basis, which excludes the impact of certain notable items during the quarter, including a $21 million fair value gain related to our equity investment in Figure Technology Solutions, Inc., $8 million in severance, a $14 million litigation settlement, and $17 million of merger-related expenses, the third quarter 2025 net loss attributable to common stockholders was $31 million or $0.07 per diluted share compared to a second quarter 2025 net loss attributable to common stockholders of $60 million or $0.14 per diluted share, a 50% quarter-over-quarter improvement and compared to a third quarter 2024 net loss attributable to common stockholders of $252 million or $0.69 per diluted share, a 89% year-over-year improvement.

For the first nine months of 2025, the Company also had several notable items, including a $21 million fair value gain related to the investment in Figure Technologies, a $14 million litigation settlement, $39 million in merger-related expenses, $12 million in lease cost acceleration related to branch closures, $8 million in trailing costs related to the sale of our mortgage servicing/sub-servicing business, and $10 million in severance costs related to branch closures and employee reduction actions. As adjusted for these items, the Company reported a net loss attributable to common stockholders of $185 million or $0.45 per diluted share an 82% improvement compared to the first nine months of 2024.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

For the first nine months of 2024, on an adjusted basis, the Company reported a net loss of $715 million and a net loss attributable to common stockholders of $742 million or $2.45 per diluted share. Included in the adjusted nine month 2024 results were $95 million of merger-related expenses, $32 million in certain items related to the sale of the mortgage warehouse business, and a $121 million reduction in the bargain purchase gain arising from the Signature transaction.

EARNINGS SUMMARY FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Net interest income for the third quarter 2025 totaled $425 million, up $6 million, or 1%, compared to second quarter 2025 but down $85 million or 17% on a year-over-year basis. The linked-quarter improvement was driven by a lower cost of funds along with a lower level of average interest-bearing liabilities, partially offset by lower average interest-earning assets. The year-over-year decrease was due to the Bank strategically reducing average assets significantly leading to a lower yield on interest-earning assets, partially offset by our strategic paydown of higher cost borrowings and deposits leading to a lower cost of funds.

For the first nine months of 2025, net interest income decreased $437 million or 26% to $1.3 billion compared to $1.7 billion for the first nine months of 2024. The year-over-year decline is due to the decline in average interest-earning assets along with a concurrent decline in the average yield. The decrease in average interest-earning assets was primarily driven by a decline in average loan balances due to the Company's strategy to reduce its exposure to multi-family and CRE loans and the sale of the mortgage warehouse business and the mortgage servicing/sub-servicing and third-party origination business during full-year 2024. This was partially offset by a decline in average interest-bearing liabilities, mainly the result of the Company paying off a substantial amount of wholesale borrowings and brokered deposits during 2024 and the first nine months of 2025.

Net Interest Margin

During third quarter 2025, the Company's net interest margin ("NIM") increased compared to second quarter 2025. Third quarter 2025 NIM was 1.91%, up 10 basis points compared to second quarter 2025, and up 12 basis points compared to third quarter 2024. The linked-quarter improvement resulted from a 10 basis point decrease in the cost of average interest-bearing liabilities along with a 1 basis point improvement in the average interest-earning asset yield. On a linked-quarter basis, average interest-bearing deposits declined $3.0 billion or 5% to $57 billion along with a 13 basis point improvement in the average cost of interest-bearing deposits to 3.60%.

Average loan balances declined $2.3 billion or 3% to $63.5 billion on a linked-quarter basis, while the average loan yield increased 3 basis points to 5.15% due to loan yield resets. Average cash balances decreased $3.8 billion or 32% to $8.2 billion as cash was used to purchase investment securities and reduce higher cost funding, mostly brokered CDs. Average securities balances rose $1.4 billion or 9% to $16.6 billion and the average yield improved to 4.62%, up 14 basis points compared to second quarter 2025.

The year-over-year increase in the NIM was driven by several items including lower average loan balances, due to the Company's strategic actions to reduce its CRE concentration and sell certain non-core businesses. This was partially offset by the redeployment of cash into higher-yielding investment securities and a significant reduction in average wholesale borrowings, along with a lower cost of funds, as we proactively managed retail deposit costs lower and paid off higher cost brokered deposits and wholesale borrowings.

Average loans declined $13.0 billion or 17% to $63.5 billion, while the average yield declined 38 basis points to 5.15% on a year-over-year basis. Average securities balances increased $3.7 billion or 29% to $16.6 billion, while the average yield decreased 23 basis points to 4.62% year-over-year. Average total borrowings decreased $11.3 billion or 46% to $13.2 billion while their average cost declined 54 basis points to 4.74% compared to the prior year. Average deposits declined $6.5 billion or 10% to $57.2 billion on a year-over-year basis, however, the average cost of deposits declined 77 basis points to 3.60% year-over-year.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

For the first nine months of 2025, the NIM was 1.82%, down 19 basis points compared to the first nine months of 2024. The year-over-year decrease was largely the result of a smaller balance sheet driven by lower average loan balances offset partially by higher average securities balances and lower average borrowed funds. Average loan balances during the first nine months of 2025 declined $15.4 billion or 19% to $65.8 billion compared to the first nine months of 2024, while average securities balances increased $2.8 billion or 23% to $15.0 billion, while the average securities yield increased 5 basis points to 4.54%. The Company utilized a portion of its cash position to fund the securities purchases. Accordingly, average cash balances declined $7.1 billion or 38% to $11.5 billion, while the average yield decreased 103 basis points to 4.41%. Average borrowed funds declined $12.4 billion or 47% to $13.9 billion as the Company paid down FHLB-NY advances throughout 2024 and continuing into 2025. At the same time the average cost of borrowed funds decreased 59 basis points to 4.72%.

Provision for Credit Losses

For the third quarter 2025, the provision for credit losses decreased $26 million or 41% to $38 million compared to the second quarter 2025 and it decreased $204 million or 84% compared to third-quarter 2024. The decrease in the provision for credit losses is due to the strategic reduction in multi-family and CRE loan balances, coupled with decreases in the non-core C&I loan portfolio, lower charge-offs, a reduction in criticized assets, recent appraisals, and ongoing credit reviews.

Net charge-offs for the third quarter 2025 totaled $73 million, down $44 million or 38% compared to second quarter 2025 and down $167 million or 70% compared to third-quarter 2024. Third quarter 2025 net charge-offs on an annualized basis represented 0.46% of average loans outstanding, compared to 0.72% for second quarter 2025 and compared to 1.25% for third quarter 2024.

For the first nine months of 2025, the provision for credit losses totaled $181 million compared to $947 million for the first nine months of 2024, down $766 million or 81%. The year-over-year decrease was mainly the result of a significant decrease in net charge-offs primarily related to our multi-family and CRE portfolios, and stabilization in the allowance for credit losses.

For the first nine months of 2025, net charge-offs totaled $305 million compared to $670 million for the first nine months of 2024. Net charge-offs for the first nine months of 2025 represented 0.63% of average loans outstanding compared to 1.14% of average loans outstanding for the first nine months of 2024. The decrease was due to normalizing credit trends, including stabilizing property values and borrower financials.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

Pre-Provision Net Revenue

The table below details the Company’s PPNR and PPNR, as adjusted, which are non-GAAP measures, for the periods noted:

				September 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024
Net interest income	$425	$419	$510	1%	-17%
Non-interest income	94	77	113	22%	-17%
Total revenues	$519	$496	$623	5%	-17%
Total non-interest expense	522	513	716	2%	-27%
Pre - provision net loss (non-GAAP)	$(3)	$(17)	$(93)	-82%	-97%
Merger-related expenses	17	14	18	21%	-6%
Certain items related to sale on mortgage warehouse business	—	—	32	NM	NM
Severance	8	2	—	300%	NM
Lease cost acceleration related to closing branches	—	7	—	-100%	NM
Trailing mortgage sale costs with Mr. Cooper	—	3	—	-100%	NM
Litigation settlement	14	—	—	NM	NM
Net gain on investment security	(21)	—	—	NM	NM
Pre - provision net revenue/(loss), as adjusted (non-GAAP)	$15	$9	$(43)	67%	-135%

For the third quarter 2025, pre-provision net loss totaled $3 million compared to a pre-provision net loss of $17 million for second quarter 2025 and a pre-provision net loss of $93 million for third quarter 2024. Third quarter 2025 pre-provision net loss included a $21 million fair value gain related to an equity investment, a $14 million litigation claim settlement and $8 million in severance costs. As adjusted for these items and for $17 million in merger-related expenses, third quarter 2025 results would reflect pre-provision net revenue of $15 million compared to a pre-provision net revenue of $9 million for second quarter 2025 and a pre-provision net loss of $43 million for third quarter 2024.

	For the Nine Months Ended
(dollars in millions)	September 30, 2025	September 30, 2024	% Change
Net interest income	$1,254	$1,691	-26%
Non-interest income	251	236	6%
Total revenues	$1,505	$1,927	-22%
Total non-interest expense	1,567	2,120	-26%
Pre - provision net revenue / (loss) (non-GAAP)	$(62)	$(193)	-68%
Merger-related expenses	39	95	-59%
Certain items related to sale on mortgage warehouse business	—	32	NM
Severance	10	—	NM
Lease cost acceleration related to closing branches	12	—	NM
Trailing mortgage sale costs with Mr. Cooper	8	—	NM
Litigation settlement	14	—	NM
Net gain on investment security	(21)	—	NM
Bargain purchase gain	—	121	NM
Pre - provision net revenue, as adjusted (non-GAAP)	$—	$55	-100%

For the first nine months of 2025, pre-provision net loss was $62 million compared to pre-provision net loss of $193 million for the first nine months of 2024. The first nine months of 2025 pre-provision net loss included several notable items including a $21 million fair value gain related to an equity investment, a $14 million increase in litigation reserves related to a recent settlement, $10 million in severance costs, $12 million in lease cost acceleration, and $8 million in trailing mortgage sale costs. As adjusted for these items and for $39 million in merger-related expenses, the pre-provision net revenue was zero compared to PPNR of $55 million for the first nine months of 2024, which included a $121 million reduction in the bargain purchase gain arising from the Signature transaction and $32 million in certain items related to the sale of the mortgage warehouse business, along with $95 million of merger-related expenses.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

Non-Interest Income

Non-interest income in third quarter 2025 was $94 million, up $17 million or 22% compared to $77 million in the second quarter 2025 but down $19 million or 17% compared to third quarter 2024. Third-quarter 2025 non-interest income includes a $21 million fair value gain on an equity investment related to the Bank's investment in Figure Technology Solutions, Inc. Excluding this item, third-quarter 2025 non-interest income was $73 million, down $4 million or 5% on a linked quarter basis and down $63 million or 46% on a year-over-year basis.

Both the linked-quarter and year-over-year declines were due to the sale of the Bank's mortgage servicing/subservicing business last year. The sale impacted various categories within non-interest income including fee income(through lower loan origination fees), the net return on mortgage servicing rights, and load administration income.

On a linked-quarter basis, net gain on loan sales and securitizations declined $1 million or 17% to $5 million due to lower origination volumes. This was offset by a $6 million or 16% increase in other income to $32 million. The net return on MSRs was zero in third quarter 2025 compared to $34 million in the year-ago third quarter, while net loan administration income in third quarter 2025 was zero compared to a $8 million loss in the year-ago third quarter, and fee income was down $19 million or 45% to $23 million, largely due to a decline in loan origination income. This was partially offset by a $2 million or 7% year-over-year increase in other income to $32 million.

				September 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024
Fee income	$23	$22	$42	5%	-45%
Bank-owned life insurance	12	10	10	20%	20%
Net gain on investment securities	22	—	—	NM	NM
Net return on mortgage servicing rights	—	—	34	NM	NM
Net gain on loan sales and securitizations	5	6	5	-17%	—%
Net loan administration income (loss)	—	1	(8)	NM	NM
Other income	32	38	30	-16%	7%
Total non-interest income	$94	$77	$113	22%	-17%

Impact of Adjustments:
Net gain on investment security	(21)	—	—	NM	NM
Certain items related to sale on mortgage warehouse business	—	—	23	NM	NM
Adjusted noninterest income (non-GAAP)	$73	$77	$136	-5%	-46%

For the first nine months of 2025, non-interest income totaled $251 million compared to $236 million for the first nine months of 2024. Included in the first nine months of 2025 non-interest income is the aforementioned $21 million fair value gain, while the first nine months of 2024 includes a reduction of the bargain purchase gain of $121 million related to the Signature transaction. As adjusted for these items, non-interest income for the first nine months of 2025 was $230 million compared to $380 million for the first nine months of 2024, a $150 million or 39% decline.

The year-over-year decline was driven by a $74 million decrease in the net return on MSRs to zero for the first nine months of 2025, a $19 million or 44% decline in the net gain on loan sales and securitizations, a $2 million or 67% drop in net loan administration income, and a $50 million or 43% decline in fee income largely driven by the decline in loan origination income. Each of these decreases was due to the sale of our mortgage servicing/sub-servicing and third-party origination business. This was partially offset by a $13 million or 15% increase in other income.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

	For the Nine Months Ended
(dollars in millions)	September 30, 2025	September 30, 2024	% Change
Fee income	$67	$117	-43%
Bank-owned life insurance	32	32	—%
Net gain on investment securities	22	—	NM
Net return on mortgage servicing rights	—	74	NM
Net gain on loan sales and securitizations	24	43	-44%
Net loan administration income	5	3	67%
Bargain purchase gain	—	(121)	NM
Other income	101	88	15%
Total non-interest income	$251	$236	6%

Impact of Notable Item:
Net gain on investment security	(21)	—	NM
Certain items related to sale on mortgage warehouse business	—	23	NM
Bargain purchase gain	—	121	NM
Adjusted noninterest income (non-GAAP)	$230	$380	-39%

Non-Interest Expense

Third quarter 2025 non-interest expense totaled $522 million, up $9 million or 2% on a linked-quarter basis and down $194 million or 27% on a year-over-year basis. Third quarter 2025 included $8 million of severance costs and the impact of a $14 million litigation settlement. As adjusted, for these items and excluding intangible amortization and merger-related expenses, second quarter 2025 operating expenses totaled $457 million, down $3 million or 1% on a linked-quarter basis and down $195 million or 30% on a year-over-year basis.

The linked-quarter increase was mainly driven by a $5 million or 2% increase in compensation and benefits expense, and a $20 million or 15% increase in general and administrative expenses, partially offset by a $12 million or 24% decrease in FDIC insurance expense. The year-over-year decline was the result of a $74 million or 23% decrease in compensation and benefits expense, a $35 million or 19% decline in general and administrative expenses, and a $61 million or 62% decline in FDIC insurance expense.

				September 30, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024
Operating expenses:
Compensation and benefits	$242	$237	$316	2%	-23%
FDIC insurance	37	49	98	-24%	-62%
Occupancy and equipment	47	53	59	-11%	-20%
General and administrative	153	133	188	15%	-19%
Total operating expenses	479	472	661	1%	-28%
Intangible asset amortization	26	27	37	-4%	-30%
Merger-related expenses	17	14	18	21%	-6%
Total non-interest expense	$522	$513	$716	2%	-27%

Impact of Adjustments:
Total operating expenses	$479	$472	$661	1%	-28%
Certain items related to sale on mortgage warehouse business	—	—	(9)	NM	NM
Severance	(8)	(2)	—	300%	NM
Lease cost acceleration related to closing branches	—	(7)	—	NM	NM
Trailing mortgage sale costs with Mr. Cooper	—	(3)	—	NM	NM
Litigation settlement	(14)	—	—	NM	NM
Adjusted operating expenses (non-GAAP)	$457	$460	$652	-1%	-30%

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

For the first nine months of 2025, total non-interest expense was $1.6 billion, down $553 million or 26% compared to the first nine months of 2024. The results include a number of notable items, such as $10 million in severance costs, $12 million of lease cost acceleration, $8 million in trailing mortgage sale costs, and a $14 million litigation settlement.

As adjusted for these items and excluding intangible asset amortization and merger expenses, first nine months of 2025 operating expenses were $1.4 billion compared to $1.9 billion for first nine months of 2024, down $508 million or 27%. The improvement was broad-based with declines in compensation and benefits, FDIC insurance expense, and general and administrative expense. Compensation and benefits expense decreased $238 million or 25% to $723 million; FDIC insurance expense declined $103 million or 43% to $136 million, and general and administrative expense declined $124 million or 22% to $433 million. Additionally, merger-related expenses decreased $56 million or 59% to $39 million.

	For the Nine Months Ended
(dollars in millions)	September 30, 2025	September 30, 2024	% Change
Operating expenses:
Compensation and benefits	$723	$961	-25%
FDIC insurance	136	239	-43%
Occupancy and equipment	155	163	-5%
General and administrative	433	557	-22%
Total operating expenses	1,447	1,920	-25%
Intangible asset amortization	81	105	-23%
Merger-related expenses	39	95	-59%
Total non-interest expense	$1,567	$2,120	-26%

Impact of Notable Items:
Total operating expenses	$1,447	$1,920	-25%
Certain items related to sale on mortgage warehouse business	—	(9)	NM
Severance	(10)	—	NM
Lease cost acceleration related to closing branches	(12)	—	NM
Trailing mortgage sale costs with Mr. Cooper	(8)	—	NM
Litigation settlement	(14)	—	NM
Adjusted operating expenses (non-GAAP)	$1,403	$1,911	-27%

Income Taxes

For the third quarter 2025, the Company reported a benefit for income taxes of $5 million compared to a benefit for income taxes of $11 million for the second quarter 2025 and a benefit of $55 million for the third quarter 2024. The effective tax rate for the third quarter 2025 was 12.2% compared to 12.9% for the second quarter 2025, and 16.3% for the third quarter 2024.

For the first nine months of 2025, the Company reported an income tax benefit of $37 million compared to an income tax benefit of $210 million for the first nine months of 2024. The effective tax rate for the first nine months of 2025 was 15.2% compared to 18.4% for the first nine months of 2024.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

ASSET QUALITY

				September 30, 2025
	As of			compared to:
(dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024
Total non-accrual loans held for investment	$3,241	$3,180	$2,514	2%	29%
Non-accrual loans held for sale	$31	$4	$189	675%	-84%
NPLs to total loans held for investment	5.17%	4.96%	3.54%	21	164
NPAs to total assets	3.56%	3.46%	2.21%	10	135
Allowance for credit losses on loans and leases	$1,071	$1,106	$1,264	-3%	-15%
Total ACL, including on unfunded commitments	$1,128	$1,162	$1,328	-3%	-15%
ACL % of total loans held for investment	1.71%	1.72%	1.78%	-2 bps	-7 bps
Total ACL % of total loans held for investment	1.80%	1.81%	1.87%	-1 bps	-7 bps
ACL on loans and leases % of NPLs	33%	35%	50%	-2%	-17%
Total ACL % of NPLs	35%	37%	53%	-2%	-18%

Non-Accrual Loans

Non-accrual loans were relatively stable on a linked-quarter basis. At September 30, 2025, total non-accrual loans, including held-for-sale, were $3,272 million, up $88 million or 3% compared to $3,184 million at June 30, 2025, and up $334 million or 10% compared to December 31, 2024. On a linked-quarter basis, a modest 2% increase in multi-family non-accrual loans was offset by declines in CRE non-accrual loans, C&I non-accrual loans, and a decline in non-accrual loans held-for-sale.

The increase compared to year-end 2024 was driven by higher multi-family non-accruals, partially offset by lower C&I non-accrual loans. The majority of the increase in multi-family non-accrual loans is related to the one previously disclosed borrower relationship that went on non-accrual status in first quarter 2025.

Total non-accrual loans HFI to total loans HFI were 5.17% at September 30, 2025 compared to 4.96% at June 30, 2025 and 3.54% at September 30, 2024.

Total Allowance for Credit Losses

The total allowance for credit losses including unfunded commitments was $1,128 million at September 30, 2025 compared to $1,162 million at June 30, 2025 and $1,328 million at September 30, 2024. The total allowance for credit losses on loans and leases at September 30, 2025 was $1,071 million compared to $1,106 million at June 30, 2025 and $1,264 million at September 30, 2024.

The total allowance for credit losses to total loans HFI at September 30, 2025 was 1.80% compared to 1.81% at June 30, 2025 and 1.87% at September 30, 2024. The total allowance for credit losses on loans and leases to total loans HFI was 1.71% at September 30, 2025 compared to 1.72% at June 30, 2025 and 1.78% at September 30, 2024.

The allowance for credit losses in the third quarter 2025 declined slightly as a result of our ongoing focus on credit and declines in total loan HFI, and stabilization in property values and borrower financials.

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	September 30, 2025	June 30, 2025	December 31, 2024
REGULATORY CAPITAL RATIOS: (1)
Flagstar Financial, Inc.
Common equity tier 1 ratio	12.45%	12.33%	11.83%
Tier 1 risk-based capital ratio	13.25%	13.12%	12.57%
Total risk-based capital ratio	15.92%	15.77%	15.14%
Leverage capital ratio	9.03%	8.61%	7.68%

Flagstar Bank, N.A.
Common equity tier 1 ratio	14.06%	13.89%	13.21%
Tier 1 risk-based capital ratio	14.06%	13.89%	13.21%
Total risk-based capital ratio	15.31%	15.15%	14.47%
Leverage capital ratio	9.58%	9.11%	8.05%
(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Bank, N.A.

Flagstar Bank, N.A. is one of the largest regional banks in the country and is headquartered in Hicksville, New York. At September 30, 2025, Flagstar Financial, Inc., the former holding company for the Bank, on a consolidated basis, had $91.7 billion of assets, $63.2 billion of loans, deposits of $69.2 billion, and total stockholders' equity of $8.1 billion. Flagstar Bank, N.A. operates approximately 340 locations across nine states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Bank will host a conference call on October 24, 2025 at 8:00 a.m. (Eastern Time) to discuss its third quarter 2025 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on October 28, 2025 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on November 21, 2025.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

Flagstar Bank, N.A. Reports Third Quarter 2025 Results

Cautionary Statements Regarding Forward-Looking Language

This earnings release and the associated conference call may include forward‐looking statements by us and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to the Reorganization, our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to comply with the heightened regulatory standards with respect to governance and risk management which we are subject to as a national bank with assets of $50 billion or more; (h) the impact of the $1.05 billion capital raise we completed in March 2024; (i) our previously disclosed material weaknesses in internal control over financial reporting; (j) the conversion or exchange of shares of our preferred stock; (k) the payment of dividends on shares of our capital stock, including adjustments to the amount of dividends payable on shares of our preferred stock; (l) the availability of equity and dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; and (n) the impact of the recent sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; our ability to achieve the anticipated benefits of the Reorganization; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; our ability to successfully remediate our previously disclosed material weaknesses in internal control over financial reporting; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; the impact of changing political conditions or federal government shutdowns; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to comply with heightened regulatory standards with respect to governance and risk management which we are subject to as a national bank with assets $50 billion or more; the restructuring of our mortgage business; our ability to recognize anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of our operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that we may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected.

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

				September 30, 2025
				compared to
(dollars in millions)	September 30, 2025	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$8,484	$8,094	$15,430	5%	-45%
Securities:
Available-for-sale	15,052	14,823	10,402	2%	45%
Equity investments with readily determinable fair values, at fair value	55	14	14	293%	293%
Total securities net of allowance for credit losses	15,107	14,837	10,416	2%	45%
Loans held for sale	535	319	899	68%	-40%
Loans and leases held for investment:
Multi-family	30,466	31,932	34,093	-5%	-11%
Commercial real estate(1)	10,163	10,636	11,836	-4%	-14%
One-to-four family first mortgage	5,513	5,445	5,201	1%	6%
Commercial and industrial	14,874	14,426	15,376	3%	-3%
Other loans	1,645	1,682	1,766	-2%	-7%
Total loans and leases held for investment	62,661	64,121	68,272	-2%	-8%
Less: Allowance for credit losses on loans and leases	(1,071)	(1,106)	(1,201)	-3%	-11%
Total loans and leases held for investment, net	61,590	63,015	67,071	-2%	-8%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,018	1,017	1,146	—%	-11%
Premises and equipment, net	464	474	562	-2%	-17%
Core deposit and other intangibles	407	433	488	-6%	-17%
Bank-owned life insurance	1,633	1,625	1,605	—%	2%
Other assets	2,430	2,423	2,543	—%	-4%
Total assets	$91,668	$92,237	$100,160	-1%	-8%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$20,045	$19,067	$20,780	5%	-4%
Savings accounts	14,782	14,460	14,282	2%	4%
Certificates of deposit	22,369	24,212	27,324	-8%	-18%
Non-interest-bearing accounts	11,956	12,006	13,484	—%	-11%
Total deposits	69,152	69,745	75,870	-1%	-9%
Borrowed funds:
Wholesale borrowings	12,150	12,150	13,400	—%	-9%
Junior subordinated debentures	584	584	582	—%	—%
Subordinated notes	448	446	444	—%	1%
Total borrowed funds	13,182	13,180	14,426	—%	-9%
Other liabilities	1,225	1,216	1,696	1%	-28%
Total liabilities	83,559	84,141	91,992	-1%	-9%
Mezzanine equity:
Preferred stock - Series B	1	1	1	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	4	—%	—%
Paid-in capital in excess of par	9,300	9,291	9,282	—%	—%
Retained earnings	(1,006)	(957)	(763)	5%	32%
Treasury stock, at cost	(198)	(204)	(219)	-3%	-10%
Accumulated other comprehensive loss, net of tax:	(495)	(542)	(640)	-9%	-23%
Total stockholders' equity	8,108	8,095	8,167	—%	-1%
Total liabilities, Mezzanine and Stockholders' Equity	$91,668	$92,237	$100,160	-1%	-8%
(1)Includes Acquisition, Development, and Construction loans.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(unaudited)

				September 30, 2025
	For the Three Months Ended			compared to
	September 30, 2025	June 30, 2025	September 30, 2024	June 30, 2025	September 30, 2024
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$819	$840	$1,061	-3%	-23%
Securities and money market investments	282	303	473	-7%	-40%
Total interest income	1,101	1,143	1,534	-4%	-28%

Interest Expense:
Interest-bearing checking and money market accounts	151	162	218	-7%	-31%
Savings accounts	113	110	110	3%	3%
Certificates of deposit	255	287	372	-11%	-31%
Borrowed funds	157	165	324	-5%	-52%
Total interest expense	676	724	1,024	-7%	-34%
Net interest income	425	419	510	1%	-17%
Provision for credit losses	38	64	242	-41%	-84%
Net interest income after provision for credit losses	387	355	268	9%	44%

Non-Interest Income:
Fee income	23	22	42	5%	-45%
Bank-owned life insurance	12	10	10	20%	20%
Net gain on investment securities	22	—	—	NM	NM
Net return on mortgage servicing rights	—	—	34	NM	NM
Net gain on loan sales and securitizations	5	6	5	-17%	—%
Net loan administration (loss) income	—	1	(8)	NM	NM
Other income	32	38	30	-16%	7%
Total non-interest income	94	77	113	22%	-17%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	242	237	316	2%	-23%
FDIC insurance	37	49	98	-24%	-62%
Occupancy and equipment	47	53	59	-11%	-20%
General and administrative	153	133	188	15%	-19%
Total operating expenses	479	472	661	1%	-28%
Intangible asset amortization	26	27	37	-4%	-30%
Merger-related expenses	17	14	18	21%	-6%
Total non-interest expense	522	513	716	2%	-27%
(Loss) income before income taxes	(41)	(81)	(335)	-49%	-88%
Income tax (benefit) expense	(5)	(11)	(55)	-55%	-91%
Net (loss) income	(36)	(70)	(280)	-49%	-87%
Preferred stock dividends	9	8	9	13%	—%
Net (loss) income attributable to common stockholders	$(45)	$(78)	$(289)	-42%	-84%

Basic (loss) earnings per common share	$(0.11)	$(0.19)	$(0.79)	-44%	-86%
Diluted (loss) earnings per common share	$(0.11)	$(0.19)	$(0.79)	-44%	-86%
Dividends per common share	$0.01	$0.01	$0.01	—%	—%

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(unaudited)

	For the Nine Months Ended		Change
	September 30, 2025	September 30, 2024	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$2,519	$3,421	(902)	-26%
Securities and money market investments	889	1,174	(285)	-24%
Total interest income	3,408	4,595	(1,187)	-26%

Interest Expense:
Interest-bearing checking and money market accounts	480	664	(184)	-28%
Savings accounts	334	221	113	51%
Certificates of deposit	850	1,000	(150)	-15%
Borrowed funds	490	1,019	(529)	-52%
Total interest expense	2,154	2,904	(750)	-26%
Net interest income	1,254	1,691	(437)	-26%
Provision for credit losses	181	947	(766)	-81%
Net interest income after provision for credit losses	1,073	744	329	44%

Non-Interest Income:
Fee income	67	117	(50)	-43%
Bank-owned life insurance	32	32	—	—%
Net gain on investment securities	22	—	22	NM
Net return on mortgage servicing rights	—	74	(74)	NM
Net gain on loan sales and securitizations	24	43	(19)	-44%
Net loan administration income	5	3	2	67%
Bargain purchase gain	—	(121)	121	NM
Other income	101	88	13	15%
Total non-interest income	251	236	15	6%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	723	961	(238)	-25%
FDIC insurance	136	239	(103)	-43%
Occupancy and equipment	155	163	(8)	-5%
General and administrative	433	557	(124)	-22%
Total operating expenses	1,447	1,920	(473)	-25%
Intangible asset amortization	81	105	(24)	-23%
Merger-related expenses	39	95	(56)	-59%
Total non-interest expense	1,567	2,120	(553)	-26%
(Loss) income before income taxes	(243)	(1,140)	897	-79%
Income tax (benefit) expense	(37)	(210)	173	-82%
Net (loss) income	(206)	(930)	724	-78%
Preferred stock dividends	25	27	(2)	-7%
Net (loss) income attributable to common stockholders	$(231)	$(957)	726	-76%

Basic (loss) earnings per common share	$(0.56)	$(3.16)	2.60	-82%
Diluted (loss) earnings per common share	$(0.56)	$(3.16)	2.60	-82%
Dividends per common share	$0.03	$0.19	(0.16)	-84%

FLAGSTAR FINANCIAL, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business.

We believe that non-interest income, operating expenses, pre-provision net (loss) revenue (which includes both non-interest income and non-interest expense), net income (loss), net income (loss) attributed to common stockholders, diluted earnings (loss) per share and our efficiency ratio as adjusted for items that we believe are not indicative of core operating results, such as but not limited to merger and restructuring expenses and litigation settlement expenses and fair value gain, as well as adjustments for severance and impairment charges and other exit costs resulting from strategic shifts in our operations provide valuable insights to investors by highlighting our underlying performance. These non-GAAP metrics also facilitate meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

We believe average tangible common stockholders’ equity, tangible common stockholders’ equity, average tangible assets and tangible book value per share are important measures for evaluating the performance of the business without the impact of our intangible assets. These non-GAAP metrics also provide investors with important indications regarding our ability to grow the business, our ability to pay dividends as well as engage in capital strategies in addition to facilitating meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the way we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures, to the extent not reconciled earlier in this earnings release, for the stated periods:

	At or for the			At or for the
	Three Months Ended September 30,			Nine Months Ended,
(dollars in millions)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Total Stockholders’ Equity	$8,108	$8,095	$8,571	$8,108	$8,571
Less: Other intangible assets	(407)	(433)	(519)	(407)	(519)
Less: Preferred stock - Series A and D	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,198	$7,159	$7,549	$7,198	$7,549
Total Assets	$91,668	$92,237	$114,367	$91,668	$114,367
Less: Other intangible assets	(407)	(433)	(519)	(407)	(519)
Tangible Assets	$91,261	$91,804	$113,848	$91,261	$113,848
Average common stockholders’ equity	$7,628	$7,486	$8,122	$7,604	$8,003
Less: Other intangible assets	(424)	(450)	(544)	$(451)	$(578)
Average tangible common stockholders’ equity	$7,204	$7,036	$7,578	$7,153	$7,425
Average Assets	$91,983	$96,710	$118,396	$95,907	$117,495
Less: Other intangible assets	(424)	(450)	(544)	(451)	(578)
Average tangible assets	$91,559	$96,260	$117,852	$95,456	$116,917
GAAP MEASURES:
(Loss) return on average assets (1)	(0.16)%	(0.29)%	(0.94)%	(0.29)%	(1.06)%
(Loss) return on average common stockholders' equity (2)	(2.31)%	(4.20)%	(14.19)%	(4.05)%	(15.94)%
Book value per common share	$18.30	$18.28	$19.43	$18.30	$19.43
Common stockholders’ equity to total assets	8.30%	8.23%	7.05%	8.30%	7.05%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(0.10)%	(0.21)%	(0.82)%	(0.22)%	(0.82)%
(Loss) return on average tangible common stockholders’ equity (2)	(1.70)%	(3.41)%	(13.26)%	(3.45)%	(13.33)%
Tangible book value per common share	$17.32	$17.24	$18.18	$17.32	$18.18
Tangible common stockholders’ equity to tangible assets	7.89%	7.80%	6.63%	7.89%	6.63%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended						For the Nine Months Ended
(dollars in millions, except per share data)	September 30, 2025		June 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
Net (loss) income - GAAP	$(36)		$(70)		$(280)		$(206)		$(930)
Merger-related and restructuring expenses	17		14		18		39		95
Certain items related to sale on mortgage warehouse business	—		—		32		—		32
Severance	8		2		—		10		—
Lease cost acceleration related to closing branches	—		7		—		12		—
Trailing mortgage sale costs with Mr. Cooper	—		3		—		8		—
Litigation settlement	14		—		—		14		—
Net gain on investment security	(21)		—		—		(21)		—
Bargain purchase gain	—		—		—		—		121
Total adjustments	$18		$25		$50		$62		$248
Tax effect on adjustments	(4)		(7)		(13)		(16)		(33)
Net (loss) income, as adjusted - non-GAAP	$(22)		$(52)		$(243)		$(160)	$—	$(715)
Preferred stock dividends	9		8		9		25		27
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$(31)	$—	$(60)	$—	$(252)	$—	$(185)	$—	$(742)
(1)Certain merger-related items are not taxable or deductible.
(2)Amounts may not foot as a result of rounding.

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted (Loss) Earnings Per Share - GAAP	$(45)	$(0.11)	$(78)	$(0.19)	$(289)	$(0.79)	$(231)	$(0.56)	$(957)	$(3.16)
Adjustments	18	0.04	25	0.06	50	0.14	62	0.15	248	0.82
Tax effect on adjustments	(4)	(0.01)	(7)	(0.02)	(13)	(0.04)	(16)	(0.04)	(33)	(0.09)
Diluted (Loss) Earnings Per Share, as adjusted - non-GAAP	$(31)	(0.07)	$(60)	(0.14)	$(252)	(0.69)	$(185)	(0.45)	$(742)	(2.45)

Total shares for diluted earnings per common share	415,563,380		415,125,228		366,637,882		415,173,630		302,382,890
(1) Amounts may not foot as a result of rounding.

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
(dollars in millions)
Net interest income	$425	$419	$510	$1,254	$1,691
Non-interest income	94	77	113	251	236
Total revenues	$519	$496	$623	$1,505	$1,927
Total non-interest expense	522	513	716	1,567	2,120
Pre - provision net revenue (non-GAAP)	$(3)	$(17)	$(93)	$(62)	$(193)
Merger-related and restructuring expenses	17	14	18	39	95
Certain items related to sale on mortgage warehouse business	—	—	32	—	32
Severance	8	2	—	10	—
Lease cost acceleration related to closing branches	—	7	—	12	—
Trailing mortgage sale costs with Mr. Cooper	—	3	—	8	—
Litigation settlement	14	—	—	14	—
Net gain on investment security	(21)	—	—	(21)	—
Bargain purchase gain	—	—	—	—	121
Pre - provision net revenue excluding merger-related expenses, as adjusted (non-GAAP)	$15	$9	$(43)	$—	$55
Provision for credit losses	(38)	(64)	(242)	(181)	(947)
Merger-related and restructuring expenses	(17)	(14)	(18)	(39)	(95)
Certain items related to sale on mortgage warehouse business	—	—	(32)	—	(32)
Severance	(8)	(2)	—	(10)	—
Lease cost acceleration related to closing branches	—	(7)	—	(12)	—
Trailing mortgage sale costs with Mr. Cooper	—	(3)	—	(8)	—
Litigation settlement	(14)	—	—	(14)	—
Net gain on investment security	21	—	—	21	—
Bargain purchase gain	—	—	—	—	(121)
(Loss) income before taxes	$(41)	$(81)	$(335)	$(243)	$(1,140)
Income tax (benefit) expense	(5)	(11)	(55)	(37)	(210)
Net (Loss) Income (GAAP)	$(36)	$(70)	$(280)	$(206)	$(930)
(1)Amounts may not foot as a result of rounding.

FLAGSTAR FINANCIAL, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	September 30, 2025				June 30, 2025				September 30, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$63,541	$819	5.15%		$65,824	$840	5.12%		$76,553	$1,061	5.53%
Securities(2)	16,610	192	4.62		15,169	170	4.48		12,862	153	4.85
Interest-earning cash and cash equivalents	8,216	90	4.36		12,054	133	4.42		23,561	320	5.40
Total interest-earning assets	88,367	$1,101	4.94		93,047	$1,143	4.93		112,976	$1,534	5.42
Non-interest-earning assets	3,616				3,663				5,420
Total assets	$91,983				$96,710				$118,396
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$19,562	$151	3.05%		$20,497	$162	3.16%		$22,207	$218	3.90%
Savings accounts	14,573	113	3.08		14,353	110	3.07		12,281	110	3.57
Certificates of deposit	23,052	255	4.38		25,310	287	4.55		29,159	372	5.07
Total interest-bearing deposits	57,187	519	3.60		60,160	559	3.73		63,647	700	4.37
Borrowed funds	13,191	157	4.74		14,105	165	4.70		24,456	324	5.28
Total interest-bearing liabilities	70,378	$676	3.81		74,265	$724	3.91		$88,103	$1,024	4.62
Non-interest-bearing deposits	12,079				12,731				18,631
Other liabilities	1,394				1,724				2,858
Total liabilities	83,851				88,720				109,593
Stockholders’ and mezzanine equity	8,132				7,990				8,803
Total liabilities and stockholders’ equity	$91,983				$96,710				$118,396
Net interest income/interest rate spread		$425	1.13%			$419	1.02%			$510	0.80%
Net interest margin			1.91%				1.81%				1.79%
Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.25	x			1.28	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

	For the Nine Months Ended
	September 30, 2025				September 30, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$65,842	$2,519	5.13%		$81,286	$3,421	5.62%
Securities(2)	14,962	510	4.54		12,180	415	4.59
Interest-earning cash and cash equivalents	11,515	379	4.41		18,615	758	5.44
Total interest-earning assets	92,319	$3,408	4.94		112,081	$4,594	5.47
Non-interest-earning assets	3,588				5,414
Total assets	$95,907				$117,495
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$20,355	$480	3.15%		$23,872	$664	3.71%
Savings accounts	14,426	334	3.10		9,960	221	2.97
Certificates of deposit	24,893	850	4.57		27,109	1,000	4.93
Total interest-bearing deposits	59,674	1,664	3.73		60,941	1,885	4.13
Borrowed funds	13,887	490	4.72		26,259	1,019	5.31
Total interest-bearing liabilities	73,561	$2,154	3.91		87,200	$2,904	4.45
Non-interest-bearing deposits	12,622				18,872
Other liabilities	1,616				2,648
Total liabilities	87,799				108,720
Stockholders’ and mezzanine equity	8,108				8,775
Total liabilities and stockholders’ equity	$95,907				$117,495
Net interest income/interest rate spread		$1,254	1.03%			$1,691	1.02%
Net interest margin			1.82%				2.01%
Ratio of interest-earning assets to interest-bearing liabilities			1.25	x			1.29	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended			For the Nine Months Ended
(dollars in millions, except share and per share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
OTHER FINANCIAL MEASURES:
Efficiency ratio(1)	100.46%	103.37%	114.93%	104.11%	110.02%
Efficiency ratio, as adjusted (2)	92.12	95.34	105.96	96.16	93.75
Operating expenses to average assets	2.08	1.96	2.23	0.50	0.54
Effective tax rate	12.2	12.9	16.3	15.2	18.4
Shares used for basic and diluted EPS per common share	415,563,380	415,125,228	366,637,882	415,173,630	302,382,890
Common shares outstanding at the respective period-ends	415,608,145	415,353,394	415,257,967	415,608,145	415,257,967
(1)We calculate our efficiency ratio by dividing our non-interest expense by the sum of our net interest income and non-interest income.
(2)We calculate our efficiency ratio, as adjusted, by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

FLAGSTAR FINANCIAL, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				September 30, 2025
				compared to
(dollars in millions)	September 30, 2025	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
Non-accrual loans held for investment:
Multi-family	$2,440	$2,388	$1,755	2%	39%
Commercial real estate(1)	551	563	564	-2%	-2%
One-to-four family first mortgage	70	81	70	-14%	—%
Commercial and industrial	154	123	202	25%	-24%
Other non-accrual loans	26	25	24	4%	8%
Total non-accrual loans held for investment	3,241	3,180	2,615	2%	24%
Repossessed assets	21	11	14	91%	50%
Total non-accrual held for investment loans and repossessed assets	$3,262	$3,191	$2,629	2%	24%

Non-accrual loans held for sale:
Multi-family	$—	$—	$51	NM	-100%
Commercial real estate(1)	27	—	215	NM	-87%
One-to-four family first mortgage	4	4	57	—%	-93%
Total non-accrual mortgage loans held for sale	$31	$4	$323	675%	-90%
(1)Includes Acquisition, Development, and Construction loans.

The following table presents the Company's asset quality measures at the respective dates:

	September 30, 2025	June 30, 2025	December 31, 2024
Non-accrual held for investment loans to total loans held for investment	5.17%	4.96%	3.83%
Non-accrual held for investment loans and repossessed assets to total assets	3.56	3.46	2.62
Allowance for credit losses on loans to non-accrual loans held for investment	33.05	34.78	45.93
Allowance for credit losses on loans to total loans held for investment	1.71	1.72	1.76

FLAGSTAR FINANCIAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				September 30, 2025
				compared to
(dollars in millions)	September 30, 2025	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
Loans 30 to 89 Days Past Due:
Multi-family	$344	$392	$749	-12%	-54%
Commercial real estate(1)	117	115	70	2%	67%
One-to-four family first mortgage	19	30	25	-37%	-24%
Commercial and industrial	34	38	110	-11%	-69%
Other loans	21	29	11	-28%	91%
Total loans 30 to 89 days past due	$535	$604	$965	-11%	-45%
(1)Includes Acquisition, Development, and Construction loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)
Multi-family	$46	$31,282	0.59%	$96	$32,847	1.17%	$98	$35,722	1.10%
Commercial real estate(1)	18	10,432	0.69	13	11,061	0.47	108	13,073	3.30
One-to-four family residential	1	5,099	0.08	1	4,995	0.08	2	5,798	0.14
Commercial and industrial	1	14,388	0.03	3	14,486	0.08	29	17,026	0.68
Other	7	1,661	1.69	4	1,711	0.94	3	1,775	0.68
Total	$73	$62,862	0.46%	$117	$65,100	0.72%	$240	$73,396	1.31%

(1)Includes Acquisition, Development, and Construction loans.
(2)Three months ended presented on an annualized basis.

	For the Nine Months Ended
	September 30, 2025			September 30, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)
Multi-family	$222	$32,672	0.91%	$184	$36,486	0.67%
Commercial real estate(1)	33	10,975	0.40	409	13,394	4.07
One-to-four family residential	3	5,026	0.08	3	5,850	0.07
Commercial and industrial	32	14,599	0.29	64	21,033	0.41
Other	15	1,705	1.17	10	1,943	0.69
Total	$305	$64,977	0.63%	$670	$78,706	1.14%

(1)Includes Acquisition, Development, and Construction loans.
(2)Nine months ended presented on an annualized basis.